550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contact Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 joshaughnessy@echelon.com	Mike Barash Atomic Public Relations +1 (415) 402-0230 mike@atomicpr.com	Investor Relations Contact Chris Stanfield Echelon Corporation +1(408) 938-5243 cstanfield@echelon.com

Echelon Reports First Quarter Results

SAN JOSE, CA - April 20th, 2006 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the quarter ended March 31, 2006 of a loss of $0.21 per share, in line with previous guidance.

Revenues for the quarter ended March 31, 2006 of $10.7 million were in line with recently updated guidance and compare to revenues of $21.7 million for the same period in 2005. Revenues for the quarter ended March 31, 2006 were comprised of $10.4 million from our LonWorks® infrastructure business, $200,000 related to the Enel project, and $166,000 from products and services sold to our NES customers. Revenues for the quarter ended March 31, 2005 were comprised of $10.9 million from our LonWorks infrastructure business (LWI), $10.4 million related to the Enel project, and $352,000 from products and services sold to our NES customers. As previously announced, during the first quarter of 2006 we revised our method of revenue recognition for sales made to our European distributor, EBV Elektronik (“EBV”). This revision resulted in a decrease in first quarter 2006 LonWorks infrastructure revenues of approximately $2.9 million. Excluding the impact of this revision, first quarter LonWorks infrastructure revenues would have risen to a record level of approximately $13.3 million.

The GAAP net loss for the quarter ended March 31, 2006 was $8.5 million, or $0.21 cents per share, based on a weighted average of 39,767,000 common shares outstanding, compared to a GAAP net loss of $2.3 million, or $0.06 cents per share, based on a weighted average of 41,023,000 common shares outstanding for the first quarter of 2005. The non-GAAP net loss for the quarter, which excludes stock-based compensation expenses and amortization of previously purchased technology, was $7.1 million, or $0.18 cents per share, compared to a non-GAAP net loss of $2.1 million, or $0.05 cents per share for the same period in 2005. GAAP gross margin for the quarter ended March 31, 2006 was 53.4% compared to 57.5% for the same period in 2005. Non-GAAP gross margin for the quarter ended March 31, 2006 was 54.6% compared to 57.6% for the same period in 2005. Total GAAP operating expenses for the quarter ended March 31, 2006 were $15.5 million compared to $15.7 million for the same period in 2005. Non-GAAP operating expenses were $14.3 million for the quarter ended March 31, 2006 and $15.6 million for the same period in 2005. All non-GAAP information in this release is reconciled in the “Non-GAAP Consolidated Condensed Statements of Operations” table below.

“The very good news is that we saw healthy growth in business levels for our LWI business and market confirmation that our NES strategy is beginning to work. On the other hand, while meeting our expectations, our financial results do not meet our profitability and growth objectives. I hope this quarter represents the low point on our plan to replace the large and highly successful Enel contract with revenues and profits from a growing and profitable LWI business and an emerging NES business,” said M. Kenneth Oshman, Echelon’s chairman and chief executive officer. Our NES strategy is beginning to bear fruit with two important victories. We entered 2006 with significant momentum after winning our first NES tender with the Swedish utility Vattenfall in late 2005. Then, in February of this year, we added to that momentum with our second win, this time with the Dutch utility Nuon. While the Nuon project is quite small when compared with Vattenfall, it is significant in that Nuon plans on utilizing the NES System to carry smart metering services for both electricity and gas - a mixed services offering common among utilities. We believe that these early NES projects are an indicator of an overall trend in the industry as utilities move beyond Automated Meter Reading (AMR) to adopt smart, communications infrastructures that enable multiple services for their metering businesses.”

Oshman continued, “Our LonWorks infrastructure business also had a great first quarter, even after being impacted by a revision in our revenue recognition methodology for sales to EBV. We experienced record shipments of our i.LON® Internet Server family of products and our power line signaling products. Both product lines are extremely well positioned, as is the entire LonWorks infrastructure business, for energy management applications. While we only have one quarter of market data, we believe that energy management is indeed becoming the driver for controls decisions in many industries. New initiatives like eStreet in the EU that will identify measures to conserve energy through smarter management of street lighting systems, and China’s ‘energy and environment’ policy to make Chinese industries more energy efficient and environment friendly, are underscoring the value of our technology in many markets and bode well for us and our customers in 2006 and beyond.”

Highlights from the first quarter may be found at http://www.echelon.com/about/press/. These include:

Energy applications and initiatives -

Echelon announced its participation in the eStreet Initiative, a European Union initiative to identify ways of lowering the cost of energy for public street lighting systems. In a typical European city, street lighting may use as much as 38% of the city’s energy demand for lighting. Echelon was selected as a technology expert to help the eStreet group move the EU toward greater energy efficiency.

The company also announced that the City of Oslo has successfully deployed a managed public street lighting system utilizing Echelon’s power line and Internet server technology. The results show that the City saves 30% on street lighting energy costs while simultaneously providing better, safer lighting environments - highlighting the value of control networks implemented at the device level (i.e., individual light ballast).

In China, Shaogang Iron and Steel Group of China deployed a similar control infrastructure (Echelon Internet servers and power line communications) to optimize its energy utilization and process control systems. In accordance with the government’s “energy and environment” initiative, the system begins the process of establishing a standard method and technology platform for energy saving applications in the Chinese steel production industry. The result has been a 10% reduction in operating costs - energy use is approximately one third of the total operating cost in typical steel plants in China.

Smart Metering and the NES Business -

Echelon announced continued success in early 2006. In January, Echelon announced an NES tender win with the Dutch utility Nuon. The project is for 25,000 electricity meters using the latest addition to the NES metering family - smart meters able to communicate over an M-Bus interface, the European standard for connecting various consumption meters. Nuon’s project calls for utilizing the NES System as a single infrastructure to communicate with both electricity meters (NES meters) and, via the NES meters’ M-Bus interface, to as many as 25,000 gas meters. Nuon’s project is one of the first to utilize a single infrastructure for communications to multiple residential utility meters. The addition of the M-Bus interface can make the NES System a leading candidate for the entire European and Asian automated meter management (AMM) and advanced metering infrastructure (AMI) market estimated at 1.28 billion units worldwide.

Echelon also expanded the market reach of the NES System with the addition of Ferranti NV to its Value Added Reseller program. Ferranti, a supplier of specialized information technology (IT) services for utilities, plans to interconnect its metering and contract management system software with the NES infrastructure to provide web-based automated meter management (AMM) solutions to energy markets throughout Europe.

LonWorks Infrastructure Business -

Echelon announced an expansion of its market reach in the Americas region with the creation of a manufacturer’s representative channel. In Korea, Kolon Data Communication Co., Ltd. (KDC), a market leader in information technology (IT), announced plans to collaborate with Echelon to expand the market in Korea and other countries for LonWorks control networks and energy management through integration services, training programs, marketing, product development and smart metering. KDC plans to collaborate to establish a “LonWorks Business Center” to promote energy and automation solutions that integrate both IT and control networks as well as to develop the Korean market for smart metering.

Additionally, Echelon announced that the China Academy of Rail Sciences and Sifang Rolling Stock Research Institute have standardized on the LonWorks networking platform for safety monitoring on next generation passenger trains - effectively making it a de facto standard for high speed rail travel in the world's largest passenger rail transport market.

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending June 30, 2006 and the full year ending December 31, 2006:

•
For the quarter, revenue is expected to be approximately $18.0 million, plus or minus $1.0 million. Of this $18.0 million, we expect LonWorks infrastructure revenues to be approximately $11.0 million, Enel project revenues to be approximately $6.8 million, and NES revenues to be approximately $200,000.

•
For the full year, we expect revenue will be approximately $62.0 million, plus or minus $3.0 million. Of this $62.0 million, we expect LonWorks infrastructure revenues to be approximately $50.0 million, Enel project revenues to be approximately $7.0 million, and NES revenues to be approximately $5.0 million.

•
While there have been no material changes to our full year forecasts for shipments of our LonWorks infrastructure and NES products, our estimates for full year revenues from both businesses have been reduced from prior guidance. For the LonWorks infrastructure business, the $4.0 million reduction from prior guidance is due to the previously announced revision to our revenue recognition method for sales made to our distributor partners. For the NES business, there are two primary reasons for the $13.0 million guidance reduction. First, as the start of deployments for the Vattenfall and Nuon projects approach, minor modifications are being made to the original shipment schedules. In some cases, these schedule adjustments are resulting in later shipments of our NES products, which in turn results in later revenue recognition since certain events, such as customer acceptance, are now expected to occur in early 2007 rather than late 2006. In addition, we are also reducing our NES guidance due to the complex revenue recognition rules pertaining to sales of system products such as NES. In some instances, the reasons for these deferrals may not be fully under our control, and the actual timing of revenue may be significantly different than we currently anticipate. Our estimate for full year NES revenues will continue to be subject to modification for the same reasons.

•
For the quarter, non-GAAP gross margin, which excludes any stock-based compensation expense, is expected to be between 55.0% and 57.0%. For the full year, non-GAAP gross margin is expected to be between 52.0% and 54.0%.

•
For the quarter, non-GAAP operating expenses, which exclude any stock-based compensation charges, are expected to be approximately $15.25 million, plus or minus $250,000. For the full year, we expect non-GAAP operating expenses will be approximately $59.5 million, plus or minus $1.0 million.

•
For the quarter, we expect stock-based compensation expenses associated with stock options and other equity compensation awards to be approximately $1.7 million, plus or minus $100,000. For the full year, we expect stock-based compensation expenses to be approximately $7.2 million, plus or minus $400,000. This estimate could change based on the size and timing of options actually granted by the Compensation Committee, as well as other factors we will use in valuing future option grants, such as the market price and historical volatility of Echelon’s stock price when those grants are made.

•	For the quarter, interest and other income is expected to be approximately $1.3 million. For the full year, we expect interest and other income to be approximately $4.6 million.

•	For the quarter, we expect our provision for income taxes will be approximately $80,000. For the full year, we expect our provision for income taxes will be approximately $320,000.

•
For the quarter, we expect to generate a non-GAAP loss per share of approximately $0.10, plus or minus $0.01, based on a weighted average of 40,000,000 shares outstanding. This non-GAAP estimate excludes the impact of any stock-based compensation charges.

•	For the quarter, we expect to generate a GAAP loss per share of approximately $0.14, plus or minus $0.01, based on a weighted average of 40,000,000 shares outstanding.

•
For the full year, we expect the non-GAAP loss per share will be approximately $0.56, plus or minus $0.03, based on a weighted average of 40,000,000 shares outstanding. This non-GAAP estimate excludes the impact of any stock-based compensation charges.

•	For the full year, we expect the GAAP loss per share will be approximately $0.74, plus or minus $0.03, based on a weighted average of 40,000,000 shares outstanding.

For those interested in further discussion regarding this release, Echelon's management will participate in a conference call today at 2:00 pm PDT. To access the conference call, dial 866-550-6338 (callers outside the US please use +1-347-284-6930); however, due to a limited number of available phone lines, the company asks that only those persons without Web access call this number. The call will be available live today, and for playback on the Investor Relations section of Echelon's web site (www.echelon.com) through April 27th, 2006.

Use of Non-GAAP Financial Information

Echelon provides non-GAAP net income and non-GAAP net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Echelon believes that this presentation of non-GAAP net income and non-GAAP net income per share provides useful information relating to its financial condition and results of operations, which provides management and investors with a more complete understanding of Echelon’s past performance and certain additional financial and business trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LonWorks platform for control networking was released in 1990 and has become a worldwide standard in the building, industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the Pyxos™ platform, extending the benefits of networking inside machines to the sensors and actuators that make them function.
Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom.  Further information regarding Echelon can be found at http://www.echelon.com.

###

Echelon, LonWorks, i.LON and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Pyxos is a trademark of Echelon in the US and other countries. Other marks belong to their respective holders.

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s plans to replace Enel contract revenues, whether early NES projects are indicators of overall trends in the industry, the positioning of product lines in the LonWorks infrastructure business in the energy management space and other industries in China, Korea and other countries, the effect of the M-Bus interface on Echelon’s ability to win NES-related projects in European and Asian markets, and Echelon’s projected financial results for the second quarter and full year 2006. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the development and growth of markets for Echelon's products and services, particularly our LonWorks infrastructure and NES products; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer and consumer expectations; risks that our products or technology might not be accepted in standards specifications, or even if accepted, that our products might not be used in applicable implementations; the risk that Vattenfall, Nuon, or any other utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected shipment schedules for the NES system; risks associated with uncertainties pertaining to the timing and level of customer orders and demand for products and services; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues that Echelon expects to recognize from time to time; and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon's Form 10-Q when filed with the Securities and Exchange Commission; and with our 2005 annual report on Form 10-K, which was filed with the Securities and Exchange Commission in March 2006.

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$65,437	$59,080
Short-term investments	86,085	95,400
Accounts receivable, net	6,155	11,006
Inventories	3,444	3,240
Other current assets	4,016	2,289

Total current assets	165,137	171,015

Property and equipment, net	14,885	14,886
Other long-term assets	10,077	10,037

	$190,099	$195,938
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,333	$3,972
Accrued liabilities	4,601	7,473
Current portion of deferred revenues	6,591	2,096

Total current liabilities	15,525	13,541

Deferred rent	1,150	1,089

Total stockholders' equity	173,424	181,308

	$190,099	$195,938

ECHELON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2006	2005
Revenues:
Product	$10,574	$21,516
Service	171	167

Total revenues	10,745	21,683

Cost of revenues:
Cost of product	4,563	8,707
Cost of service	445	506

Total cost of revenues	5,008	9,213

Gross profit	5,737	12,470

Operating expenses:
Product development	6,991	6,217
Sales and marketing	5,147	5,025
General and administrative	3,402	4,451

Total operating expenses	15,540	15,693

Loss from operations	(9,803)	(3,223)

Interest and other income, net	1,394	1,061

Loss before provision for income taxes	(8,409)	(2,162)
Income tax expense	80	100

Net loss	$(8,489)	$(2,262)

Net loss per share:
Basic	$(0.21)	$(0.06)
Diluted	$(0.21)	$(0.06)

Shares used in computing net loss per share:
Basic	39,767	41,023
Diluted	39,767	41,023

ECHELON CORPORATION
NON-GAAP CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2006	2005

Revenues	$10,745	$21,683
Cost of revenues	4,882	9,204

Gross profit	5,863	12,479

Operating Expenses:
Product development	6,377	6,168
Sales and marketing	4,787	5,013
General and administrative	3,096	4,391

Total operating expenses	14,260	15,572

Non-GAAP loss from operations	(8,397)	(3,093)
Interest and other income, net	1,394	1,061

Non-GAAP loss before taxes	(7,003)	(2,032)
Income tax expense	80	100

Non-GAAP net loss	$(7,083)	$(2,132)

Non-GAAP net loss per share:
Diluted	$(0.18)	$(0.05)

Shares used in computing net loss per share:
Diluted	39,767	41,023

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net loss	$(8,489)	$(2,262)

Amortization of purchased intangible assets	--	37
Stock-based compensation	1,406	93

Total non-GAAP adjustments to earnings from operations	1,406	130

Income tax effect of reconciling items	--	--

Non-GAAP net loss	$(7,083)	$(2,132)

ECHELON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows provided by (used in) operating activities:
Net loss	$(8,489)	$(2,262)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,032	1,089
Loss on disposal of fixed assets	--	18
Provision for doubtful accounts	(94)	--
Stock-based compensation	1,406	93
Change in operating assets and liabilities:
Accounts receivable	4,945	(56)
Inventories	(204)	67
Other current assets	(1,727)	(683)
Accounts payable	361	(75)
Accrued liabilities	(2,872)	192
Deferred revenues	4,495	442
Deferred rent	61	79

Net cash provided by (used in) operating activities	(1,086)	(1,096)

Cash flows provided by (used in) investing activities:
Purchases of available-for-sale short-term investments	(12,842)	(36,487)
Proceeds from maturities and sales of available-for-sale short-term investments	22,192	23,764
Purchase of restricted investments	--	(1)
Change in other long-term assets	(40)	(57)
Capital expenditures	(1,031)	(556)

Net cash provided by (used in) investing activities	8,279	(13,337)

Cash flows provided by (used in) financing activities:
Repurchase of common stock.	(977)	(2,099)

Net cash used in financing activities	(977)	(2,099)

Effect of exchange rates on cash:	141	(304)

Net increase (decrease) in cash and cash equivalents	6,357	(16,836)
Cash and cash equivalents:
Beginning of period	59,080	35,510

End of period	$65,437	$18,674